Exhibit 4.6

SERIES A PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of September 6, 2006, by and among PERFECT WORLD CO., LTD., an exempted company organized under the laws of the Cayman Islands (the “Company”), PERFECT HUMAN HOLDING COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Perfect Human”), PROSPEROUS WORLD COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Prosperous World”), BEIJING POWER CREATIVE WEB TECH. CO., LTD., a wholly owned foreign enterprise incorporated under the laws of the PRC (the “PRC Subsidiary”), BEIJING PERFECT WORLD CO., LTD., a limited liability company incorporated under the laws of the PRC (the “Operating Company”), the persons listed in Schedule A attached hereto (the “Founders”), and SB ASIA INVESTMENT FUND II, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands and its affiliated companies (the “Investors”).

RECITALS

A.	Perfect Human, Prosperous World, Sharon Wei and Fang Fang own beneficially and of record all of the issued and outstanding shares of the Company. Chi Yufeng owns all of the issued and outstanding share capitals of Perfect Human, and Su Huan and Chen Furui together own all of the issued and outstanding share capitals of Prosperous World;

B.	The Company owns beneficially and of record one hundred percent (100%) of the equity interests in the registered capital of the PRC Subsidiary;

C.	The Investors wish to invest in the Company and to subscribe for an aggregate of seven million (7,000,000) shares of the Series A Preferred Shares (as hereinafter defined) to be issued and sold by the Company and purchase one million (1,000,000) shares of the Series A Preferred Shares from Perfect Human and Prosperous World (500,000 shares for each), pursuant to the terms and subject to the conditions of this Agreement.

WITNESSETH

IN CONSIDERATION OF THE FOREGOING RECITALS AND THE MUTUAL PROMISES, REPRESENTATIONS, WARRANTIES, AND COVENANTS HEREINAFTER SET FORTH AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. Definitions. The following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, Controls, is controlled by or is under common Control with such Person.

“Ancillary Agreements” means, collectively, the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, each as defined below.

“Board of Directors” or “Board” means the board of directors of the Company or a Group Company, as the case may be.

“Class A Ordinary Shares” means Class A ordinary shares of a nominal or par value of US$0.001 per share, each of which shall be entitled to ten (10) votes on all matters subject to members’ votes.

“Class B Ordinary Shares” means Class B ordinary shares of a nominal or par value of US$0.001 per share, each of which shall be entitled to one (1) vote on all matters subject to members’ votes.

“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, or license.

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of the board of directors of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Convertible Securities” means, with respect to any specified Person, Securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

“Conversion Shares” means Ordinary Shares issuable upon conversion of the Series A Preferred Shares.

“Equity Security” means, with respect to any specified Person, any shares of any class of such specified Person, however described and whether voting or non-voting, all Convertible Securities and all Option Securities of such specified Person.

“Foreign Official” means an employee of a non-U.S. Governmental Authority, a member of a non-U.S. foreign political party, a non-U.S. foreign political candidate, an officer of a public international organization, or an officer or employee of a PRC state-owned enterprise, where the term “foreign” has the meaning ascribed to it under the United States Foreign Corrupt Practices Act, as amended and interpreted from time to time.

“Governmental Authority” means any nation or government or any province or state or any other political subdivision thereof; any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Group Companies” means Perfect Human, Prosperous World, the PRC Subsidiary and the Operating Company (with each of such Group Companies being referred to as a “Group Company”).

“Intellectual Property” means all property in the nature of processes, manufactures, designs, inventions, know-how, trade names, trade dress and other property in the nature of confidential or proprietary information in respect of which the Company or any Group Company owns or is the licensee of rights under patents, patent applications, trademarks, service marks, copyrights, maskwork rights, trade secret rights, or other proprietary rights.

“Jiuzhou Tianyuan” means Beijing Juizhu Tianyuan Investment Management Co., Ltd.

( ), a limited liability company incorporated under the laws of the PRC. Sixty percent (60) % of the equity interest in the registered capital of Jiuzhou Tianyuan is owned by Su Huan and forty percent (40)% of the equity interest in the registered capital of Jiuzhou Tianyuan is owned by Chen Furui.

“Key Employee” means, with respect to the Company or the Group Companies, the executive directors, the chief executive officer, the chief operating officer and the chief financial officer of such entity.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation in respect of an asset owned or controlled by the Company.

“Material Adverse Effect” means any (a) event, occurrence, fact, condition, change or development that has had or reasonably would be expected to have a material adverse effect on the business, operations, results of operations, financial or other condition, assets or liabilities of the Company, the Group Companies, and their Subsidiaries, taken as a whole, but excluding any of the foregoing resulting from general economic conditions or from conditions that generally affect the industry of the Company, the Group Companies or any of their Subsidiaries other than changes that have a materially disproportionate effect on the Company, the Group Companies or any of their Subsidiaries, or (b) material impairment of the ability of the Company, the Group Companies or any of their Subsidiaries to perform their respective material obligations hereunder or under the other Transaction Documents, as applicable.

“Memorandum and Articles” means the amended and restated memorandum of association and the articles of association of the Company attached hereto as Exhibit A and Exhibit B, respectively, to be adopted by resolution in writing of all members of the Company.

“Option Securities” means, with respect to any specified Person, all options, warrants and other rights to acquire any shares of any class of such specified Person, however described and whether voting or non-voting, or any Convertible Securities of such specified Person.

“Ordinary Shares” means Class A Ordinary Shares and Class B Ordinary Shares of the Company.

“Permitted Liens” means (i) Liens for taxes not yet delinquent or the validity of which are being contested and (ii) Liens incurred in the ordinary course of business, which (x) do not in the aggregate materially detract from the value of the assets that are subject to such Liens and (y) were not incurred in connection with the borrowing of money in an aggregate amount that exceeds US$25,000.

“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement and the other Transaction Documents excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan.

“Preferred Shares” means the Company’s Preferred Shares, par value US$0.001 per share including the Series A Preferred Shares.

“Qualified IPO” has the meaning given to such term in the Memorandum and Articles, as amended and restated from time to time.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time.

“Series A Preferred Shares” means one or more convertible, redeemable and participating Series A Preferred Shares in the capital of the Company with a nominal or par value of US$0.001 each having the rights, preference, privilege, and restrictions set out in the Memorandum and Articles of the Company.

“Subsidiary” means, with respect to any specified Person, any Person of which the specified Person, directly or indirectly, owns more than fifty percent (50%) of the issued and outstanding authorized capital, share capital, voting interests or registered capital.

“Shiji Xiangshu” means Beijing Shiji Xiangshu Technology Co., Ltd. ( ), a limited liability company incorporated under the laws of the PRC. Eighty percent (80)% of the equity interest in the registered capital of Shiji Xiangshu is owned by Chi Yufeng and twenty percent (20)% of the equity interest in the registered capital of Shiji Xiangshu is owned by Sha Rui.

“Transaction Documents” means this Agreement, the Ancillary Agreements and the Memorandum and Articles.

“U.S. GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

For purposes of this Agreement, the term “best knowledge of the Company” refers to the best knowledge after due inquiry of each of the Founders.

2. PURCHASE AND SALE OF SHARES.

2.1 Issuance and Sale of Series A Preferred Shares.

(i) Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Investors agree to subscribe for and purchase, and the Company agrees to issue and sell to the Investors, seven million (7,000,000) shares of the Company’s Series A Preferred Shares, at a per share purchase price of US$1.00 for an aggregate amount of consideration of US$7,000,000, to be paid by wire transfer of immediately available U.S. dollar funds.

(ii) Subject to the terms and conditions of this Agreement, at the Closing, the Investors agree to purchase, and Perfect Human and Prosperous World agree to sell to the Investors, one million (1,000,000) shares (500,000 shares for each) of the Company’s Series A Preferred Shares, at a per share purchase price of US$1.00 for an aggregate amount of consideration of US$1,000,000, to be paid by wire transfer of immediately available U.S. dollar funds.

2.2 Closing.

(i) The purchase and sale of the Series A Preferred Shares hereunder shall take place at the offices of Morrison & Foerster LLP, 34th Floor, China World Tower 2, No. 1 Jianguomenwai Avenue, Beijing 100004, PRC, on September 6, 2006 at 10:00 a.m., or at such other time and date and at other location to be mutually agreed to by the parties (which time, date and place are designated as the “Closing”).

(ii) At the Closing, the Company shall (a) deliver to the Investors all items the delivery of which is made an express closing condition under Section 5 hereof, and (b) cause the Company’s share register to be updated to reflect the Series A Preferred Shares purchased by the Investors and, as soon as possible thereafter and in any event within five (5) business days, shall deliver to the Investors a certificate evidencing such Series A Preferred Shares.

(iii) At the Closing, the Investors shall deliver to the Company seven million U.S. Dollars (US$7,000,000) by wire transfer of immediately available U.S. dollar funds to the bank account designated in writing by the Company prior to the Closing and five hundred thousands U.S. Dollars (US$500,000) by wire transfer of immediately available U.S. dollar funds to the bank accounts designated in writing by each of Perfect Human and Prosperous World prior to the Closing.

3. Representations and Warranties of the Founders, the Company and the Group Companies. Subject to such exceptions as may be specifically set forth in the Disclosure Schedule attached to this Agreement as Exhibit E (the “Disclosure Schedule”), each of the Founders, the Company and the Group Companies, severally and jointly, represents and warrants to the Investors that the statements contained in this Section 3 are correct and complete as of the date of this Agreement. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3.

3.1 Organization, Good Standing and Qualification. Each of Perfect Human and Prosperous World is duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands. The Company is duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, and each of the PRC Subsidiary and the Operating Company is duly organized and validly existing under the laws of the PRC. The Company and each of the Group Companies has all requisite legal and corporate power and authority to carry on their business as now conducted, and are duly qualified to transact business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2 Capitalization and Voting Rights.

(a) Immediately before the Closing, the authorized capital of the Company shall consist of:

(i) 8,000,000 authorized Series A Preferred Shares, of which 1,000,000 shares are issued and outstanding and none of the 7,000,000 shares will be issued and outstanding. The rights, privileges and preferences of the Series A Preferred Shares will be as stated in the Memorandum and Articles.

(ii) 42,000,000 Ordinary Shares, of which 14,857,143 Class A Ordinary Shares are issued and outstanding, 8,000,000 Class A Ordinary Shares will be reserved for issuance upon the conversion of the Series A Preferred Shares, 1,714,286 Class B Ordinary Shares will be reserved for issuance to officers, directors, advisors, and employees of the Company upon receiving approval from the Board and consent of the Investors. The rights, privileges and preferences of Ordinary Shares are as stated in the Memorandum and Articles. If at any time the authorized but unissued 8,000,000 Class A Ordinary Shares is insufficient to effect the conversion of all then outstanding shares of Series A Preferred Shares, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Class A Ordinary Shares to such number of shares so that the authorized and unissued shares will be sufficient for such purposes, including, without limitation, making in best efforts to obtain the requisite shareholder approval.

(iii) Except as set forth above and except for (a) the conversion privileges of the Series A Preferred Shares and (b) certain rights provided in the Shareholders Agreement and the Right of First Refusal and Co-Sale Agreement, there are no outstanding options, securities, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or shareholders agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its Equity Securities. Except as contemplated hereby and as set forth in Section 3.2(a)(iii) of the Disclosure Schedule, the Company is not a party or subject to any agreement that affects or relates to the voting or giving of written consents with respect to any security of the Company.

(iv) The capitalization spreadsheet attached hereto as Exhibit F sets forth an accurate and complete list of all of the holders of the Company’s Equity Securities with reasonable detail and includes all outstanding shares of the Company as well as all securities that are convertible into, or exercisable for shares of the Company as of the date hereof and on a pro-forma basis, giving effect to the Closing.

(b) The PRC Subsidiary is wholly-owned by the Company. Shiji Xiangshu owns sixty-six point seven percent (66.7%) of the equity interests in the registered capital of the Operating Company and Jiuzhou Tianyuan owns the remaining thirty-three point three percent (33.3%) of the equity interests in the registered capital of the Operating Company. All interests in the registered capital of each of the PRC Subsidiary and the Operating Company have been duly and validly subscribed for and fully paid. No interest in the registered capital of the PRC Subsidiary or the Operating Company was subscribed to in violation of the preemptive rights of any person or any agreement or Laws, by which each such Person at the time of subscription was bound. There are no resolutions pending to increase the registered capital of the PRC Subsidiary or the Operating Company. There are no outstanding options, preemptive rights or other rights relating to the registered capital of the PRC Subsidiary or the Operating Company, other than as contemplated by this Agreement.

3.3 Authorization.

(i) All corporate action of each of Perfect Human and Prosperous World with regard to the execution and delivery of this Agreement and each of the Ancillary Agreements and the selling of the 1,000,000 shares of Series A Preferred Shares to the Investors (a) have been duly authorized by all necessary corporate, and if required, shareholder actions; (b) do not and will not contravene the terms of the Articles of Association of each of Perfect Human and Prosperous World. The performance of all obligations of Perfect Human and Prosperous World hereunder and thereunder, will constitute the valid and legally binding obligation of each of Perfect Human and Prosperous World, enforceable against each of Perfect Human and Prosperous World respectively in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

Each of Perfect Human and Prosperous World is the true owner of the 500,000 shares of Series A Preferred Shares that each is selling to the Investors clean and free from any Liens.

(ii) All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, each of the Ancillary Agreements and restructuring agreements in substantially the form attached hereto as Exhibit G (the “Restructuring Agreements”), the performance of all obligations of the Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Series A Preferred Shares being sold hereunder and the Ordinary Shares issuable upon conversion of the Series A Preferred Shares, has been taken or will be taken prior to the Closing, and this Agreement, each of the Ancillary Agreements to which the Company is party and each of the Restructuring Agreements, when executed and delivered by the Company, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii) All corporate action on the part of each Group Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of each of the Restructuring Agreements to which such Group Company is a party, and the performance of all obligations of such Group Company hereunder and thereunder, has been taken or will be taken prior to the Closing, and each of the Restructuring Agreements, when executed and delivered by such Group Company, will constitute the valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights, and (b) as limited by Laws and principles of equity relating to the availability of specific performance, injunctive relief, or other equitable remedies.

The issuance of the Series A Preferred Shares or the Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof.

3.4 Valid Issuance of Shares.

(i) The Series A Preferred Shares that are being purchased by or issued to the Investors hereunder, when issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer (except for any restrictions on transfer set forth in this Agreement, the Memorandum and Articles or any Ancillary Agreements or restrictions on transfer under applicable securities Laws). The Conversion Shares have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of the Memorandum and Articles, will be duly and validly issued, fully paid, and non-assessable and will be free of restrictions on transfer (except for any restrictions on transfer set forth in this Agreement or any Ancillary Agreement or restrictions on transfer under applicable securities Laws).

(ii) All presently outstanding Series A Preferred Shares (1,000,000 shares in total) and

Ordinary Shares of the Company are duly and validly issued, fully paid and non-assessable, and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

3.5 Governmental Consents

Except as set forth in Section 3.5 of the Disclosure Schedule, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

3.6 Offering. Subject in part to the truth and accuracy of the Investors’ representations set forth in Section 4 of this Agreement, the offer, sale and issuance of the Series A Preferred Shares and the Conversion Shares, as contemplated by this Agreement and the Ancillary Agreements, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities Laws.

3.7 Minute Books. The minute books of the Company and the Group Companies as made available to the Investors and their representatives contain complete and accurate records in all material respects of all meetings of and corporate actions or written consents by the shareholders and the boards of directors of the Company and the Group Companies.

3.8 Tax Matters.

(i) The provisions for taxes as shown on the balance sheet included in the respective financial statements of the Company and each Group Company are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Company and each Group Company as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. Except as set forth in Section 3.8 of the Disclosure Schedule, there have been no extraordinary examinations or audits of any tax returns or reports by any applicable Governmental Authority. Except as set forth in Section 3.8 of the Disclosure Schedule, the Company and the Group Companies have filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), and have paid, or made provision for the payment of, all taxes that have become due, except where the failure to make such payment would not cause a Material Adverse Effect. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year.

(ii) Neither the Company nor any Group Company has ever been, is or expects to become a (a) passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code (the “Code”); (b) foreign investment company described in Section 1246 of the Code; (c) controlled foreign corporation described in Section 957 of the Code; (d) foreign personal holding company described in Section 552 of the Code; or (e) a qualified intermediary described in Section 1.1441-1 of the U. S. Treasury Regulations.

(iii) None of the Company, the Group Companies, or, solely by virtue of their status as shareholders of the Company or Group Companies, the shareholders of the Company or the Group Companies, has personal liability under local law for the debts and claims of the relevant entity. There has been no communication from any tax authority relating to or affecting the tax classification of the Company or any of the Group Companies.

3.9 Books and Records. The Company maintains in all material respects its books of accounts and records in the usual, regular and ordinary manner, on a basis consistent with prior practice, and which permits its Financial Statements (as defined below) to be prepared in accordance with generally accepted accounting principles. The Company maintains in all material respects a complete, correct and accurate register of members that may be inspected by the Investors.

3.10 Financial Statements. Section 3.10 of the Disclosure Schedule sets forth the audited statements of operations, cash flow and balance sheet for the fiscal years ended December 31, 2004 and 2005, unaudited statements of operations, cash flow and balance sheet for the period ended June 30, 2006 (the “Statement Date”) prepared under U.S. GAAP by one of the four internationally recognized accounting firms selected by the Investors, each with respect to the Company and the Group Companies (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and present fairly the financial condition and position of the Company and the Group Companies as of their respective dates, in each case except as disclosed therein and except for the absence of notes.

3.11 Changes. Since the Statement Date, except as contemplated by this Agreement and except as set forth in Section 3.11 of the Disclosure Schedule, there has not been:

(i) any change in the assets, liabilities, financial condition or operations of the Company or the Group Companies from that reflected in the Financial Statements, other than changes in the ordinary course of business, or other changes which would not reasonably be expected to have a Material Adverse Effect;

(ii) any resignation or termination of any Key Employee of the Company or the Group Companies (and to the best knowledge of the Company there is no threatened resignation or termination of any such individual);

(iii) any satisfaction or discharge of any Lien or payment of any obligation by the Company or the Group Companies, except in the ordinary course of business and that is not material to the assets, properties, financial condition, operating results or business of such entities (as such business is presently conducted);

(iv) any change or amendment to a Material Contract (as defined below in Section 3.14(i));

(v) any change in any compensation arrangement or agreement with any Key Employee of the Company or the Group Companies;

(vi) any sale, assignment or transfer of any Intellectual Property of the Company or the Group Companies, other than in the ordinary course of business;

(vii) any declaration, setting aside or payment or other distribution in respect of any of the Company’s or the Group Companies’ capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by the Company or the Group Company other than the repurchase of capital shares from employees, officers, directors or consultants pursuant to agreements approved by the Board of Directors of the Company or the Group Company;

(viii) any failure to conduct business in the ordinary course, consistent with the Company’s or the Group Companies’ past practices; or

(ix) any agreement or commitment by the Company or the Group Companies to do any of the things described in this Section 3.11.

3.12 Litigation. Except as set forth in Section 3.12 of the Disclosure Schedule, there is no action, suit, or other court proceeding pending, and to the best knowledge of the Company, threatened, against the Company or the Group Companies. To the best knowledge of the Company, there is no investigation by any Governmental Authority pending against the Company or any of the Group Companies. To the best knowledge of the Company, there is no action, suit, proceeding or investigation pending or threatened against any Key Employee or director of the Company or any of the Group Companies in connection with their respective relationship with such entity. There is no judgment, decree, or order of any court or Governmental Authority in effect and binding on any of the Company or the Group Companies. There is no court action, suit, proceeding or investigation by the Company or any of the Group Companies which the Company or the Group Company, as the case may be, intends to initiate against any third party.

3.13 Liabilities. Except as set forth in Section 3.13 of the Disclosure Schedule or arising under the instruments set forth in Section 3.14 of the Disclosure Schedule, the Company and the Group Companies do not have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth on the Financial Statements, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$100,000 in the aggregate.

3.14 Company Commitments.

(i) Section 3.14 of the Disclosure Schedule contains a complete and accurate list of all Contracts to which the Company or any of the Group Companies is bound that involve payments in excess of US$10,000 (collectively, the “Material Contracts”). Each of the Material Contracts has been made available for inspection by the Investors and their counsel.

(ii) Except as set forth on Section 3.14 of the Disclosure Schedule, there are no Contracts of the Company or any of the Group Companies containing covenants that in any material way purport to restrict the business activity of the Company or any of the Group Companies, or limit in any material respect the freedom of the Company or any of the Group Companies to engage in any line of business that each of them is currently engaged in, to compete in any material respect with any entity or to obligate in any material respect the Company or the Group Companies to share, license or develop any product or technology.

(iii) All of the Material Contracts are valid, subsisting, in full force and effect and binding upon the Company and the Group Companies, and, to the best knowledge of such Persons, the other parties thereto.

(iv) The Company and the Group Companies have in all material respects satisfied or provided for all of their liabilities and obligations under the Material Contracts requiring performance prior to the date hereof, are not in default in any material respect under any Material Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default. The Company and the Group Companies are not aware of any material default thereunder by any other party to any Material Contract or any condition existing that with notice or lapse of time or both would constitute such a material default, or give any Person the right to declare a material default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, a Material Contract.

(v) None of the Company or the Group Companies has given to or received from any Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential material violation or material breach of, or material default under, any Material Contract.

3.15 Compliance with Laws.

(i) Except as set forth in Section 3.15(i) of the Disclosure Schedule, the Company and the Group Companies are in compliance with all Laws or regulations that are applicable to them or to the conduct or operation of their business or the ownership or use of any of their assets, except for such non-compliance that, individually or in the aggregate, would not result in any Material Adverse Effect.

(ii) No event has occurred and no circumstance exists that (with or without notice or lapse of time) (a) may constitute or result in a violation by the Company or the Group Companies of, or a failure on the part of the Company or the Group Companies to comply with, any Law or regulation, or (b) may give rise to any obligation on the part of the Company or the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by the Company or the Group Companies that, individually or in the aggregate, would not result in any Material Adverse Effect.

(iii) None of the Company or the Group Companies has received any notice or other communication (whether oral or written) from any Governmental Authority regarding (a) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Law, or (b) any actual, alleged, possible, or potential material obligation on the part of the Company or the Group Companies to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(iv) None of the Company, the Group Companies, or any director, agent, employee or any other person acting for or on behalf of the Company or the Group Companies, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any Foreign Official or otherwise (A) to obtain favorable treatment in securing business for the Company or the Group Companies, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of the Company or the Group Companies, in each case which would have been in violation of any applicable Law or (b) established or maintained any fund or assets in which the Company or the Group Companies shall have proprietary rights that have not been recorded in the books and records of the Company or the Group Companies.

3.16 Title; Liens; Permits.

(i) The Company and the Group Companies have good and marketable title to all the properties and assets reflected in their books and records, whether real, personal, or mixed and whether tangible or intangible, purported to be owned by the Company and the Group Companies, free and clear of any Liens, other than Permitted Liens. With respect to the property and assets they lease, the Company and each Group Company are in compliance in all material respects with such leases and hold a valid leasehold interest free of any Liens, other than Permitted Liens. The Company and each Group Company own or lease all properties and assets necessary to conduct in all material respects their respective business and operations as presently conducted.

(ii) Except as set forth in Section 3.16(ii) of the Disclosure Schedule, the Company and each Group Company have all material franchises, authorizations, approvals, permits, certificates and licenses (“Permits”) necessary for their respective business and operations as now conducted. Neither the Company nor the Group Companies is in default in any material respect under any such Permit. As of the date hereof, the Operating Company has obtained the permits or licenses set forth on Exhibit L.

3.17 Subsidiaries.

(i) Except for the PRC Subsidiary and the Operating Company, neither the Company nor any of the Group Companies owns or Controls, directly or indirectly, any interest in any other Person.

(ii) The PRC Subsidiary is wholly-owned by the Company free and clear of any Liens other than Permitted Liens. Shiji Xiangshu owns sixty-six point seven percent (66.7%) of the equity interests in the registered capital of the Operating Company and Jiuzhou Tianyuan owns the remaining thirty-three point three percent (33.3%) of the equity interests in the registered capital of the Operating Company, in each case, free and clear of any Liens other than Permitted Liens. No person or entity has any right to participate in, or receive any payment based on any amount relating to, the revenue, income, value or net worth of any Group Company or any component or portion thereof, or any increase or decrease in any of the foregoing except for the contractual arrangements between the PRC Subsidiary and the Operating Company.

3.18 Compliance with Other Instruments. Neither the Company nor any of the Group Companies is in violation, breach or default of its Memorandum and Articles or any other constitutional documents (which include, as applicable, any articles of incorporation, articles of association, by-laws, joint venture contracts and similar documents), except for such violation, breach or default that would not result in a Material Adverse Effect. The execution, delivery and performance by the Company of and compliance with each of the Transaction Documents, and the consummation of the transactions contemplated thereby, will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, a default under (a) the Memorandum and Articles or any other such constitutional documents of the Company or the Group Companies, (b) any Material Contract, or (c) to the best knowledge of the Company, any applicable Law.

3.19 Registration Rights. Except as provided in the Shareholders Agreement, neither the Company nor any of the Group Company has granted or agreed to grant any Person any registration rights (including piggyback registration rights) with respect to any of their securities.

3.20 Interested Party Transactions. Except as set forth in Section 3.20 of the Disclosure Schedule, to the best knowledge of the Company, no officer, director or Founder of the Company or the Group Companies or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any of them has, either directly or indirectly, a material interest in: (a) any Person which purchases from or sells, licenses or furnishes to the Company or the Group Companies any goods, property, technology, intellectual or other property rights or services, or (b) any Contract to which the Company or the Group Companies are a party or by which they may be bound or affected.

3.21 Intellectual Property Rights.

(i) The Company and the Group Companies own or otherwise have the right or license to use all Intellectual Property material to their business as currently conducted without, to the best knowledge of the Company, any violation or infringement of the rights of others, free and clear of all Liens other than Permitted Liens. Section 3.21(i) of the Disclosure Schedule contains a complete and accurate list of all registered Intellectual Property rights owned or used by the Company or the Group Companies, and a complete and accurate list of all licenses and other Contracts granted by the Company or the Group Companies to any third party with respect to any Intellectual Property. There is no pending or, to the best knowledge of the Company, threatened, claim or litigation against the Company or the Group Companies, contesting the right to use their Intellectual Property, asserting the misuse thereof, or asserting the infringement or other violation of any Intellectual Property of any third party. All material inventions and material know-how conceived by employees of the Company and the Group Companies and related to the businesses of the Company and the Group Companies were so conceived by such employees in the course of their employment by the Company and the Group Companies and all right, title, and interest therein were transferred and assigned to the Company or the Group Companies.

(ii) No proceedings or claims in which the Company or any of the Group Companies alleges that any Person is infringing upon, or otherwise violating, any of the Company’s or the Group Companies’ rights to its or their Intellectual Property are pending, and none has been served, instituted or asserted by the Company or any of the Group Companies.

(iii) To the best knowledge of the Company, none of the Key Employees is obligated under any Contract, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company or the Group Companies, as the case may be, or that would conflict with the business of the Company or the Group Companies, as the case may be, as presently conducted or proposed to be conducted. To the best knowledge of the Company, it will not be necessary to utilize in the course of the Company’s or the Group Companies’ business operations any inventions of any of the respective employees of the Company or the Group Companies made prior to their employment by the Company or the Group Companies, as the case may be, except for inventions that have been validly and properly assigned or licensed to the Company or the Group Companies as of the date hereof.

(iv) The Company and the Group Companies have each taken all security measures that in the judgment of the Company and the Group Companies are prudent in order to protect the secrecy, confidentiality, and value of their respective material Intellectual Property.

3.22 Entire Business.

(i) Perfect Human and Prosperous World were formed solely to acquire and hold an equity interest in the Company and since their respective formation have not engaged in any business and have not incurred any liability.

(ii) The Company was formed solely to acquire and hold an equity interest in the PRC Subsidiary and since its formation has not engaged in any business and has not incurred any liability except in the ordinary course of its business and the transactions contemplated under this Agreement.

3.23 Labor Agreements and Actions. Except as set forth in Section 3.23 of the Disclosure Schedule, and except as required by Law, neither the Company nor the Group Companies are a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement. The Company and the Group Companies have complied in all material respects with all applicable Laws related to employment, and to the best knowledge of the Company neither the Company nor the Group Companies have any union organization activities, threatened or actual strikes or work stoppages or material grievances. None of the Company, the Group Companies and the Founders is aware of any labor organization or collective bargaining activity involving its employees. Neither the Company nor the Group Companies are bound by or subject to (and none of their assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union.

3.24 Broker. Neither the Company, nor any of the Group Companies has any Contract with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement or by any of the Transaction Documents.

3.25 Specific Events. Since the Statement Date, except as set forth in the Financial Statements or in Section 3.25 of the Disclosure Schedule, neither of the Company nor any of the Group Companies has (a) declared, paid or committed to pay any dividends or authorized, made or committed to make any distribution upon or with respect to any of its securities, (b) incurred or committed to incur any indebtedness for money borrowed in excess of US$25,000 individually or US$100,000 in the aggregate that is currently outstanding, (c) made or committed to make any loans or advances to any individual, other than ordinary advances for travel or other bona fide business-related expenses or (d) waived or committed to waive any material right of value.

3.26 Business Plan. All of the facts contained in the business plan and the budget for the twelve months following the Closing in the form attached hereto as Exhibit H (the “Business Plan”) are true and correct in all material respects, and the Company believes that there is a reasonable basis for all of the assumptions and projections contained in the Business Plan.

4. Representations and Warranties of the Investors. Each Investor hereby represents and warrants to the Company, each Group Company and each Founder that:

4.1 Status. The Investors are entities duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation or formation.

4.2 Authorization. The Investors have full power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which they are a party and to perform their obligations hereunder and thereunder, and this Agreement and each of the Ancillary Agreements to which they are a party, when executed and delivered by the Investors, will constitute valid and legally binding obligations of the Investors, enforceable against them in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application affecting enforcement of creditors’ rights and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. The execution and delivery of, and the performance under, this Agreement and the Ancillary Agreements by the Investors will not conflict with any rule, regulation, judgment or agreement applicable to the Investors. All actions on the Investor’s part required for lawful execution and delivery of this Agreement have been or will be effectively taken prior to the Closing.

4.3 Purchase for Own Account. The Series A Preferred Shares purchased hereunder, and the Ordinary Shares issuable upon conversion of the Series A Preferred Shares (collectively, the “Purchased Securities”) to be received by the Investors, if any, will be acquired for investment purposes for the Investors’ own account, not as a nominee or agent, and not with a view to, or for the resale or distribution (as such term is defined under the Securities Act) of any part thereof, and the Investors have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investors further represent that they have not been organized for the purpose of acquiring the Purchased Securities, and they do not have any Contract with any Person to, directly or indirectly, sell, transfer or grant participations, with respect to any of the Purchased Securities and have not solicited any Person for such purpose.

4.4 No Public Market. The Investors understand and acknowledge that the offering of the Purchased Securities will not be registered or qualified under the Securities Act, or any applicable securities Laws on the grounds that the offering and sale of the Purchased Securities contemplated by this Agreement and the issuance of the Purchased Securities hereunder is exempt from registration or qualification, and that the Company’s reliance upon these exemptions is predicated upon the Investors’ representations in this Agreement. The Investors further understand that no public market now exists for any of the securities issued by the Company and the Company has given no assurances that a public market will ever exist for the Company’s securities.

4.5 Investment Experience. The Investors acknowledge that they are able to bear the economic risk of their investment and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Purchased Securities.

4.6 Disclosure of Information. The Investors and their advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested by the Investors or their advisors. The Investors and their advisors have been afforded the opportunity to ask questions of representatives of the Company and have received answers to such questions, as the Investors deem necessary in connection with its decision to subscribe for the Purchased Securities. Notwithstanding the foregoing, each party acknowledges and agrees that the foregoing shall not in any way limit, reduce or affect the representations and warranties provided by the Company in this Agreement or the right of the Investors to rely thereon.

4.7 Status of Investors. The Investors are “accredited Investors” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Securities Act.

4.8 Restricted Securities. The Investors understand that the Purchased Securities are characterized as “restricted securities” under U.S. federal securities Laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection, the Investors represent that they are familiar with SEC Rule 144, as presently in effect, and understand the resale limitations imposed thereby and by the Securities Act. Furthermore, the Investors understand that the Purchased Securities have not been qualified or registered under the laws of any other jurisdiction and therefore may be viewed as restricted securities under any or all of such other applicable securities Laws.

4.9 Legends. The Investors understand that the certificates evidencing the Purchased Securities issued pursuant to this Agreement may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER THE ACT OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF THE ACT.”

5. Conditions of the Investors’ Obligations at Closing. The obligations of the Investors under Section 2.1 of this Agreement, unless otherwise waived in writing by the Investors, are subject to the fulfillment on or before the Closing of each of the following conditions:

5.1 Representations and Warranties. Except as set forth in the Disclosure Schedule, the representations and warranties of the Company, the Group Companies and the Founders contained in Section 3 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing, except in either case for those representations and warranties (x) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true and correct in all respects as so qualified as of such respective dates and (y) that address matters only as of a particular date, which representations will have been true and correct in all material respects (subject to clause (x)) as of such particular date.

5.2 Performance. The Company, the Group Companies and the Founders shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

5.3 Authorizations. The Company shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Series A Preferred Shares pursuant to this Agreement and all such authorizations, approvals, waivers and permits shall be effective as of the Closing.

5.4 Closing Certificate. The chief executive officer of the Company shall have executed and delivered to the Investors at the Closing a certificate (i) stating that the conditions specified in Sections 5.1, 5.2 and 5.3 hereto have been fulfilled, and (ii) attaching thereto (A) the Memorandum and Articles as then in effect, (B) copies of all resolutions approved by the Company’s Shareholders and Board of Directors related to the transactions contemplated hereby, and (C) good standing certificates with respect to the Company from the applicable authorities in the Cayman Islands.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investors, and the Investors shall have received all such counterpart original or other copies of such documents as they may reasonably request.

5.6 Memorandum and Articles. The Memorandum and Articles shall have been duly amended by all necessary action of the Board of Directors and/or the members of the Company, as set forth in the forms attached hereto as Exhibit A and Exhibit B, respectively, and such amendment shall have been duly filed with the Registrar of Companies of the Cayman Islands.

5.7 Shareholders Agreement. The Company and the Founders shall have executed and delivered to the Investors the Shareholders Agreement in the form attached hereto as Exhibit C (the “Shareholders Agreement”).

5.8 Right of First Refusal and Co-Sale Agreement. The Company and the Founders shall have executed and delivered to the Investors the Right of First Refusal and Co-Sale Agreement in the form attached hereto as Exhibit D (the “Right of First Refusal and Co-Sale Agreement”).

5.9 Restructuring. The Group Companies shall have signed the Restructuring Agreements in substantially the form attached hereto as Exhibit G, and such Restructuring Agreements shall have valid and enforceable in the opinion of the PRC Counsel.

5.10 Opinion of Cayman Islands and British Virgin Islands Counsel. The Investors shall have received from Maples and Calder, special Cayman Islands counsel for the Company, and British Virgin Islands Counsel to Perfect Human and Prosperous World, opinions, dated as of the Closing, in substantially the form attached hereto as Exhibit I.

5.11 Opinion of PRC Counsel. The Investors shall have received from King and Wood PRC Lawyers, special PRC counsel for the Company, an opinion, dated as of the Closing, in substantially the form attached hereto as Exhibit J.

5.12 Due Diligence. The Investors shall have performed all business, legal and financial due diligence on the Company and the Group Companies to their satisfaction. The Company shall have submitted to the Investors, at the Company’s expense, a detailed financial due diligence report prepared for the Investors’ benefit by one of the four internationally recognized accounting firms selected by the Investors covering the years ended December 31, 2004, 2005 and the six-month period ended June 30, 2006.

5.13 Approvals. The Investors shall have obtained approval from its investment committee for its investment in the Company and such approval shall remain valid on the date of the Closing.

5.14 Intellectual Property, Confidentiality and Non-Competition Agreement. Each Founder, each officer, research and development employee, and Key Employee of the Company and each Group Company has entered into an Intellectual Property, Confidentiality and Non-Competition Agreement, in substantially the form attached hereto as Exhibit K.

5.15 Letter from Key Employees. Prior to the date of the Closing, the Company and the Group Companies shall have obtained a letter of commitment and non-competition from each of their respective Key Employees to the effect that such Key Employee shall (i) devote his or her working time and attention exclusively to the business of the Company or one or more Group Companies, and use his or her best efforts to promote the Company’s or the Group Compan(ies)’ interests until at least one (1) year after the Qualified IPO unless his or her earlier resignation or an alternative arrangement is approved by the Investors; and (ii) not be involved in any business that competes or will compete with the business of the Company or any of the Group Companies during the period from the date of the Closing to two (2) years after his or her resignation or departure from the Company and the Group Companies.

5.16 Related Party Loans. Related party loans of the Group Companies of RMB 8,000,000 shall have been settled in full.

5.17 SAFE Registration. The Founders shall have obtained all necessary registrations from the State Administration of Foreign Exchange or its local branch in connection with the ownership in the Company.

6. Conditions of the Company’s Obligations at Closing. The obligations of the Company to the Investors under this Agreement, unless otherwise waived in writing by the Company, are subject to the fulfillment on or before the Closing of each of the following conditions by the Investors:

6.1 Representations and Warranties. The representations and warranties of the Investors contained in Section 4 shall be true and correct in all material respects when made, and shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

7. Post-Closing Covenants. The Founders, the Company and the Group Companies hereby covenant and agree with the Investors as follows:

7.1 SAFE Registration. The Founders shall use their respective best efforts to obtain as soon as possible all necessary registrations from the State Administration of Foreign Exchange or its local branch in connection with the ownership change in the Company.

7.2 Appointment of Chief Financial Officer. The Company shall use its best efforts to hire a chief financial officer acceptable to the Investors within three (3) months following Closing or as soon as practicable following Closing.

7.3 Compliance with the Restructuring Agreements. The Founders and the Group Companies shall cause the Operating Company, Shiji Xiangshu, and Jiuzhou Tianyuan to fully observe and comply with the Restructuring Agreements. Any breach by or default of the Operating Company with respect to the Restructuring Agreements will be deemed as a violation by the Founders and the Group Companies and shall subject the Founders and the Group Companies to the Indemnity obligation as set forth in Section 9.3 herein in addition to any other remedies available to the Investors under the applicable agreements and laws.

7.4 Renewals of Telecommunication and Information Services Operating License and Website Culture Operating License. The Founders and the Group Companies shall use their best efforts to cause the Operating Company to obtain a renewed Telecommunication and Information Services Operating License and Website Culture Operating License with its current business address as soon as practicable following Closing.

7.5 Repayment of Outstanding Related Party Loans. The Founders and the Group Companies shall cause the Operating Company to repay the outstanding related party loans of RMB 8,000,000 by using the proceeds received by the Operating Company from the asset transfer from the Operating Company to the PRC Subsidiary.

7.6 The Company will comply and will cause any entity in which the Company owns an equity interest (directly or indirectly) to comply on an annual basis with respect to its taxable year with all record-keeping, reporting, and other requirements necessary for the Company and any entity in which the Company owns an equity interest (directly or indirectly) to comply with any applicable U.S. Tax Law or to allow any direct or indirect shareholder to avail itself of any provision of U.S. Tax Law. The Company will also provide any direct or indirect shareholder with any documentation or information requested by such direct or indirect shareholder to allow such shareholder to comply with U.S. Tax Law.

7.7 In connection with the possibility that the Company or any entity in which the Company owns or proposes to own an equity interest (directly or indirectly) may become a passive foreign investment company as described in Code Section 1297, the Company will, on an annual basis with respect to its taxable year, comply and will cause any entity in which the Company owns an equity interest (directly or indirectly) to comply with all record-keeping, reporting, and other requirements so that any direct or indirect shareholder may make and maintain a QEF election under Code Section 1295 with respect to the Company, including but not limited to (1) providing any direct or indirect shareholder within forty-five (45) days following the end of the Company’s taxable year with the PFIC Annual Information Statement in the form and manner required under Regulations section 1.1295-1(g); (2) permitting any direct or indirect shareholder to inspect and copy the Company’s books, records, and any other documents maintained by the Company to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. income tax principles, and to verify these amounts and its pro-rata shares thereof; and (3) providing any direct or indirect shareholder with copies and English language translations of any documents requested by any direct or indirect shareholder related to its status or obligations as a direct or indirect shareholder of a possible passive foreign investment company.

8. Confidentiality.

8.1 Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Financing Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any party hereto to any third party except as permitted in accordance with the provisions set forth below.

8.2 Permitted Disclosures. Notwithstanding the foregoing, the Company may, after the Closing, disclose (i) the existence of the investment to its bona fide prospective investors, employees, bankers, lenders, accountants, legal counsels and business partners and (ii) the Financing Terms to its current investors, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8. The Investors may disclose the existence of the investment and the Financing Terms to third parties or to the public, in each case as they deem appropriate in their sole discretion. Any party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.3 below.

8.3 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Financing Terms, such party (the “Disclosing Party”) shall provide the other parties hereto with prompt written notice of that fact and shall consult with the other parties hereto regarding such disclosure. At the request of the other party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such information.

8.4 Other Exceptions. Notwithstanding any other provision of this Section 8, the confidentiality obligations of the parties shall not apply to: (a) information which a restricted party learns from a third party having the right to make the disclosure, provided the restricted party complies with any restrictions imposed by the third party; (b) information which is rightfully in the restricted party’s possession prior to the time of disclosure by the protected party and not acquired by the restricted party under a confidentiality obligation; or (c) information which enters the public domain without breach of confidentiality by the restricted party.

8.5 Press Releases, Etc. No announcements regarding the Investors’ investment in the Company may be made by any party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Investors.

8.6 Other Information. The provisions of this Section 8 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties hereto with respect to the transactions contemplated hereby.

8.7 Notices. All notices required under this Section 8 shall be made pursuant to Section 9.7 of this Agreement.

9. Miscellaneous.

9.1 Survival of Warranties. The warranties, representations and covenants of the Company, the Group Companies, the Founders and the Investors contained in or made pursuant to this Agreement shall survive for a period of three (3) years from the Closing, except for those set forth in Section 3.8(i), which shall survive until the termination of the applicable statute of limitations, and Sections 3.2 and 3.4, which shall survive indefinitely, and such warranties, representations and covenants shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of any of the Investors or the Company.

9.2 Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto whose rights or obligations hereunder are affected by such terms and conditions. This Agreement, and the rights and obligations hereunder, shall not be assigned without the mutual written consent of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.3 Indemnity. The Company, the Group Companies, the Founders shall, severally and jointly, indemnify the Investors against any depletion in or reduction in value of the Company’s or the Group Companies’ assets, any increase in their liabilities, any dilution of the Investors’ interests in the Company or any diminution in the value of the Investors’ interests in the Company as a result of any breach or violation of any representation or warranty made by the Company, the Group Companies or the Founders or any breach by the Company, the Group Companies, or any of the Founders of any covenant or agreement contained herein or in any of the other Transaction Documents, including, without limitation, claims of taxation against the Company or any loss or payment by the Company as a result of a claim arising from activities of any of the Company, the Group Companies or the Founders that occurred prior to the Closing to the extent that such claim, loss or payment results from a breach or violation of any such representation, warranty, covenant or agreement. If the Investors believe that they have a claim that may give rise to an indemnity obligation hereunder, they shall give prompt notice thereof to the Company, the Group Companies and the Founders, as applicable, stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim asserted. No such claim shall be settled or resolved without the consent of the Company, the Group Companies and the Founders, as the case may be, except that any dispute related thereto will be resolved pursuant to Section 9.13. Any Founder indemnity obligation that is determined to arise hereunder shall be borne pro rata by all Founders who made the applicable representation or warranty or covenant that gives rise to the indemnity obligation based on the number of Ordinary Shares held by each.

9.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of law thereunder.

9.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and electronically mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

9.6 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience and ease of reference only and are not to be considered in construing or interpreting this Agreement.

9.7 Notices. Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by next-day or second-day prepaid courier service, facsimile transmission, electronic mail or similar means to the address as shown below the signature of such party on the signature page of this Agreement (or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties to this Agreement given in accordance with this Section 9.7). Where a notice is sent by next-day or second-day prepaid courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a confirmation of delivery, and to have been effected at the expiration of two days after the letter containing the same is sent as aforesaid. Where a notice is sent by facsimile transmission or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid.

9.8 Finder’s Fee. Each party agrees to indemnify and to hold harmless the other parties hereto from any liability for any broker, finder or similar fee or commission (and the reasonable costs and expenses of defending against such liability or asserted liability) incurred by such party in connection with the transactions contemplated hereunder and for which such party is responsible.

9.9 Administrative Fees and Other Expenses. The Company shall pay all costs and expenses incurred by the Company and the Group Companies in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby. However, the Company shall not pay for any financial advisory fees without the prior written approval from the Investors. Upon Closing, the Company shall pay all costs and expenses incurred or to be incurred by the Investors in conducting due diligence investigations on the Company and the Group Companies and in preparing, negotiating and executing all documentation, including all fees and expenses of any outside legal counsel. The Company shall also pay the Investors’ outside legal counsel for all reasonable fees and expenses incurred by the Investors after the Closing that arise from their investment in the Company, including but not limited to reasonable fees and expenses related to document review, notices, waivers or amendments of the Investors’ rights. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney’s fees and expenses in addition to any other relief to which such party may be entitled.

In the event that the Closing does not occur, the Company and the Investors shall each bear 50% of the legal fees and expense in connection with the transaction.

9.10 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the parties hereto. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

9.11 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision or provisions shall be excluded from this Agreement to the extent it or they are so unenforceable and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms to the fullest extent permitted by law

9.12 Entire Agreement. This Agreement and the documents referred to herein, together with all schedules and exhibits hereto and thereto, constitute and contain the entire agreement and understanding among the parties regarding the subject matter hereof and thereof, and supersedes any and all prior negotiations, correspondence, understandings and agreements, written or oral, among the parties with respect to the subject matter hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein; provided, however, that nothing in this Agreement or any Ancillary Agreement shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the parties hereto prior to the date of this Agreement, all of which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

9.13 Dispute Resolution.

(i) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one party hereto has delivered to the other party hereto a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of either party with notice to the other.

(ii) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “Centre”). There shall be three arbitrators. Each of the Company, on the one hand, and the Investors, on the other hand, shall select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the parties shall not be limited in their selection to any prescribed list. The Chairman of the Centre shall select the third arbitrator, who shall be qualified to practice law in New York. If either party does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Centre.

(iii) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the arbitration rules of the Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 9.13, including the provisions concerning the appointment of arbitrators, the provisions of this Section 9.13 shall prevail.

(iv) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Law of New York and shall not apply any other substantive Law.

(v) Each party hereto shall cooperate with the other in making full disclosure of and providing complete access to all information and documents requested by the other in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on such party.

(vi) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and either party may apply to a court of competent jurisdiction for enforcement of such award.

(vii) Either party shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

9.14 Rights Cumulative. Each and all of the various rights, powers and remedies of a party hereto will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

9.15 Interpretation. Unless a provision hereof expressly provides otherwise: (i) the term “or” is not exclusive; (ii) words in the singular include the plural, and words in the plural include the singular;

(iii) the terms “herein,” “hereof,” and other similar words refer to this Agreement as a whole and not to any particular section, subsection, paragraph, clause, or other subdivision; (iv) the term “including” will be deemed to be followed by “, but not limited to,”; (v) the masculine, feminine, and neuter genders will each be deemed to include the others; (vi) the terms “shall,” “will,” and “agrees” are mandatory, and the term “may” is permissive; (vii) the term “day” means “calendar day”, and (viii) all references to dollars are to currency of the United States of America.

9.16 No Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

9.17 No Presumption. The parties acknowledge that any applicable Law that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any party or its counsel.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:	PERFECT WORLD CO., LTD.

For and on behalf of Perfect World Co., Ltd.

	By:	/s/ Chi Yufeng
Name:
	Capacity:	Authorized Signatory

	Address:	PO Box 309GT Ugland House
135 South Church Street
George Town, Grand Cayman
Cayman Islands

BEIJING POWER CREATIVE WEB TECH. CO., LTD.

	By:	/s/ Chi Yufeng
	Name:	Chi Yufeng
	Title:	Legal Representative

	Address:	Room 702-C Building One,
No.1 Shangdi East Road
Haidian District Beijing
People’s Republic of China
Attention: Chi Yufeng
Fax: + 86 (10) 58851012

BEIJING PERFECT WORLD CO., LTD.

	By:	/s/ Chi Yufeng
	Name:	Chi Yufeng
	Title:	Legal Representative

	Address:	Rooms 702-19 Building One,
No.1 Shangdi East Road
Haidian District Beijing
People’s Republic of China
Attention: Chi Yufeng
Fax: + 86 (10) 58851012

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INVESTORS:	SB ASIA INVESTMENT FUND II, L.P.

	By:	/s/ Andrew Y. Yan
	Name:	Andrew Y. Yan
	Capacity:	Authorized Signatory

Address:
c/o M&C Corporation Services Limited
PO Box 309GT
Ugland House, South Church Street
George Town, Grand Cayman
Cayman Islands

With a copy to:
c/o SAIF Advisors
1001 China Resources Building
No. 8 Jianguomenbei Avenue
Beijing 100005
People’s Republic of China
Attention: Daniel Yang
Fax +86 (10) 8519-2048

And a copy to:
c/o SAIF Advisors
Morrison & Foerster LLP
Suite 3408
China World Tower 2
No.1 Jianguomenwai Avenue
Beijing 100004
China
Attention: Steve Toronto
Fax: + 86 (10) 6505-9091

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

PERFECT HUMAN HOLDING COMPANY LIMITED

For and on behalf of Perfect Human Holding Company Limited

By:	/s/ Chi Yufeng
Name:
Capacity:	Authorized Signatory

Address:	PO Box 173 Kingston Chambers
Road Town, Tortola, British Virgin Islands

PROSPEROUS WORLD COMPANY LIMITED

For and on behalf of Prosperous World Company Limited

By:	/s/ Su Huan
Name:
Capacity:	Authorized Signatory

Address:	PO Box 173 Kingston Chambers
Road Town, Tortola, British Virgin Islands

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FOUNDERS:	/s/ Chi Yufeng
CHI YUFENG
Passport Number: 110108197109148935
	Address:	Room 1205 Unit 2 Building 5 Jindu Xiaoqu Yangzheng
Shunyi District, Beijing
People’s Republic of China

Fax: + 86 (10) 58851012

/s/ Su Huan
SU HUAN
Passport Number: 120102197304291730
	Address:	10-1-301 Hejinli, Daqiao Road,
Hedong District, Tianjin
People’s Republic of China

Fax: + 86 (10) 6586-5910

/s/ Chen Furui
CHEN FURUI
Passport Number: 110108195901298217
	Address:	2-3-353 No.48 Block, Jiaoda East Road,
Haidian District, Beijing
People’s Republic of China

Fax: + 86 (10) 62790677

/s/ Sharon Wei
SHARON WEI
Passport Number: Z7946766
	Address:	Room 1705, Building No.2, Xiandaicheng,88 Jianguolu,
Chaoyang District, Beijing
People’s Republic of China

Fax: + 86 (10) 85804869

/s/ Fang Fang
FANG FANG
Passport Number: H90122213
	Address:	41C Estoril Court, 51 Garden Road,
Central Hong Kong

Fax: + 00852-25360747

SCHEDULE A

FOUNDERS

CHI YUFENG

SU HUAN

CHEN FURUI

SHARON WEI

FANG FANG

Schedule-A

EXHIBIT A

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

Exhibit-A

EXHIBIT B

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

Exhibit-B

EXHIBIT C

SHAREHOLDERS AGREEMENT

Exhibit-C

EXHIBIT D

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

Exhibit-D

EXHIBIT E

DISCLOSURE SCHEDULE

Exhibit-D

EXHIBIT E

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Article 3 of the SERIES A PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) executed as of September 6, 2006, by and among PERFECT WORLD CO., LTD., an exempted company organized under the laws of the Cayman Islands (the “Company”), PERFECT HUMAN HOLDING COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Perfect Human”), PROSPEROUS WORLD COMPANY LIMITED, a business company organized under the laws of the British Virgin Islands (“Prosperous World”), BEIJING POWER CREATIVE WEB TECH. CO., LTD., a wholly owned foreign enterprise incorporated under the laws of the PRC (the “PRC Subsidiary”), BEIJING PERFECT WORLD CO., LTD., a limited liability company incorporated under the laws of the PRC (the “Operating Company”), the persons listed in Schedule A attached to this Agreement (the “Founders”), and SB ASIA INVESTMENT FUND 11, L.P., an exempted limited partnership organized and existing under the laws of the Cayman Islands and its affiliated companies (the “Investors”).Unless the context otherwise requires, all capitalized terms are used herein as defined in the Agreement.

Section 3.2(a)(iii)

None.

Section 3.5 Governmental Consents

The governmental consents required in connection with the consummation of the transactions contemplated by the Agreement or the Ancillary Agreements are listed as follows:

Exhibit-F

No.	Governmental Authority	Approval Time	Approval Content

1	Beijing Branch, State Administration of Foreign Exchange	June 13, 2006	Mr. Yufeng Chi, Mr. Huan Su and Mr. Furui Chen completed the foreign exchange registration of overseas investment by individual residents in P.R. China necessary for duly incorporation of the Company, Perfect Human and Prosperous World.

2	Hai Dian Park Administration Committee, Zhong Guan Cun Technology Park	August 16, 2006	The Reply Approving the Articles of Association of Foreign Invested Enterprise BEIJING POWER CREATIVE WEB TECH. CO., LTD. (the “PRC Subsidiary”) was issued, Hai Yuan Fa [2006]1202.

	Beijing Municipal Government	August 21, 2006	The PRC Approval Certificate for Foreign Invested Enterprise in relation to the duly incorporation of PRC Subsidiary was issued, Certificate No. Shang Wai Zi Jing Zi Zi [2006]17230. However, the validity of this Certificate is still subject to fulfillment in future of the payment obligation respecting the registered capital of the PRC Subsidiary on the part of the Company.

3	Beijing Municipal Administration of Industry and Commerce	August 21, 2006	Business License of the PRC Subsidiary was issued.

4	Beijing Municipal State Taxation Bureau	to be obtained after the Closing	Certificate for State Taxation Registration of the PRC Subsidiary needs to be obtained.

5	Beijing Municipal Local Taxation Bureau	to be obtained after the Closing	Certificate for Local Taxation Registration of the PRC Subsidiary needs to be obtained.

Exhibit-I

6	Beijing Haidian District Quality and Technology Supervision Bureau	to be obtained after the Closing	Certificate for Reference Code of Organizations and Institutions of the PRC Subsidiary needs to be obtained.

7	Beijing Municipal Statistics Bureau	to be obtained after the Closing	Certificate for Statistic Registration of the PRC Subsidiary needs to be obtained

8	Beijing Branch, State Administration of Foreign Exchange	to be opened after the Closing	Foreign Exchange Registration Certificate needs to be obtained and a foreign exchange account of the PRC Subsidiary needs to be opened.

9	Beijing Municipal Science and Technology Administration Bureau	to be obtained after the Closing	Certificate for High Technology Enterprise of the PRC Subsidiary needs to be obtained.

10	Beijing Branch, State Administration of Foreign Exchange	to be completed after the Closing	After the Closing, further registration in relation to the change of the equity interests in the Company needs to be proceeded by Mr. Chi Yufeng, Mr. Su Huan and Mr. Chen Furui.

Section 3.8 Tax Matters

None

Section 3.10 Financial Statements

See Exhibit 3.10.

Exhibit-I

Section 3.11 Changes

(i)	Asset Transfer from the Operating Company to the PRC Subsidiary pursuant to the Restructuring necessary for the consummation of the transactions contemplated by the Agreement and the Restructuring Agreements.

(ii)	Key Employees including Di He, Qing Li, Xiaoyin Lu and Qi Zhu will be transferred from the Operating Company to the PRC Subsidiary pursuant to the Restructuring necessary for the consummation of the transactions contemplated by the Agreement and the Restructuring Agreements.

(iii)	None.

(iv)	None.

(v)	None.

(vi)	The Online Game Development Engine Software Wang You Shen V1.0 (Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. 024980), the Perfect World Three Dimension Animation Development Engine Software V1.0 (Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. BJ4303), and the Perfect World Online Game Software V1.0 (Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. BJ2146) will be transferred from the Operating Company to the PRC Subsidiary pursuant to the Restructuring Agreements. The amendment registration regarding the change of ownership of the abovementioned softwares with the relevant authority may be completed after the Closing.

(vii)	None.

(viii)	None.

(ix)	None.

Section 3.12 Litigation

None

Exhibit-I

Section 3.13 Liabilities

No.	Lender	Borrower	Total Amount (RMB Yuan)	Term	Interest	Current situation
1	Mr. Yufeng Chi	The Operating Company	5,000,000	2005.08.31 – 2006.08.30	None	Outstanding

2	Mr. Yufeng Chi	The Operating Company	1,000,000	2005.11.05 – 2006.11.04	None	Outstanding

3	Mr. Yufeng Chi	The Operating Company	2,000,000	2005.12.31 – 2006.12.30	None	Outstanding

Total			8,000,000

Section 3.14 Material Contracts

(i)	The Operating Company has entered into the following Material Contacts that involve payments in excess of US$10,000:

No.	Opposite	Name of the Material Contracts	Effective Date	Expiration Date
1	Sichuan Public Information Industry Co., Ltd.	Online Game Contract	2005.09.01	2007.12.01

2	Beijing Jiesi Xunte Information Technology Co., Ltd.	Online Game Contract	2005.09.18	2007.09.20

3	Shanghai Information Industry (Group) Co., Ltd. Game Center	IDC Hosting Supplementary Contract	2005.10.01	2006.09.30

4	Beijing Jiesi Xunte Information Technology Co., Ltd.	IDC Hosting Contract	2005.12.19	2005.12.19

Exhibit-I

5	Shanghai Mengchi Network Technology Co., Ltd.	IDC Hosting Contract	2005.12.26	2005.12.26

6	Shenzhen Century Kaixuan Technology Co., Ltd.	2006 Tencent Advertising Dept. Framework Agreement	2006.01.01	2006.12.31

7	Beijing Hong En Education Science & Technology Co., Ltd.	House lease contract	2006.01.01	2006.12.31

8	Shanghai Mengchi Network Technology Co., Ltd.	IDC Hosting Contract	2006.01.03	2007.01.02

9	Beijing Junwang Technology Co., Ltd.	“Perfect World” joined Junwang All-in-one Card Exclusive General Agency Agreement.	2006.01.15	2006.01.15

10	Beijing China Network Scene Advertising Co., Ltd.	“Computer Business Information Newspaper * Game World” Advertising Framework Agreement.	2006.02.01	2006.12.30

11	Xi’an Gaoxin Public Broadband Network Service Co., Ltd.	IDC Hosting Contract	2006.03.15	2008.03.15

12	Beijing Tengxin Interactive Advertising Co., Ltd.	Network Advertising Release Framework Agreement	2006.03.21	2006.12.31

13	Beijing Zhongrun Huawen Advertising Co., Ltd.	“Software and CD” Advertising Release Contract	2006.04.01	2006.12.31

14	Beijing Chuangshi Miracle Advertising Co., Ltd.	Chuangshi Miracle –SINA Advertising Framework Agreement	2006.04.01	2007.03.31

15	Beijing Excellence Classic International Advertising Co., Ltd.	“Online Game World” 4-12 Advertising Release	2006.04.01	2006.12.31

16	Zhang Naixian	House lease contract	2006.04.27	2007.04.26

17	Beijing Kehai Electronic Press	“Internet Game Publishing Contract”	2006.04.29	2009.04.29

18	Beijing Aoshi Lianheng Network Technology Co., Ltd.	IDC Hosting Contract	2006.04.18	2008.05.22

19	Shanghai Zhiao Advertising Co., Ltd.	“Computer Game Tactics” 2006.6-2007.2 framework release	2006.06.01	2007.01.31

Exhibit-I

20	“Home Computer and Games” magazine	“Home Computer and Games” >7 months advertising framework release	2006.06.01	2007.01.31

21	Beijing Wanlian Jiye Advertising Co., Ltd.	Wanlian Jiye dissemination agreement	2006.06.01	2006.12.30

22	Beijing Junwang Technology Co., Ltd.	“Legend of Martial Arts” (temporary name) joined Junwang All-in-one Card Exclusive General Agency Agreement.	2006.06.08	2007.09.15

23	Taiwan Soft-world International Corporation	“Perfect World” online game agency contract	2006.06.16	2009.12.31

24	Shanghai Mengchi Network Technology Co., Ltd.	IDC lease contract	2006.06.26	2008.06.26

25	Beijing Shenglan Brother Printing & Binding Co., Ltd.	Beijing Shenglan poster printing contract	2006.07.18	2006.08.31

26	Beijing Shenglan Brother Printing & Binding Co., Ltd.	Beijing Shenglan Brother “Legend of Martial Arts” poster and handbag contract	2006.07.24	2006.08.31

27	Shanghai Qili Network Technology Co., Ltd.	Hosting contract	2006.08.01	2007.07.30

28	Digiworld	“Perfect World” designated agency and license agreement	2006.07.29	2011.07.29

29	Beijing Tengxin Interactive Advertising Co., Ltd.	Tengxin Interactive levels 2 & 3 advertising release framework agreement	2006.08.07	2006.12.31

30	Beijing Lianmeng Movie Investment Co., Ltd.	“Legend of Martial Arts” online game product cooperation agreement	2006.08.11	2010.08.11

(ii)	None.

Exhibit-I

Section 3.15(i) Compliance with Laws

The Property Lease Contract entered into on January 1,2006 by and between the leaser, Beijing Human Education Technology Co., Ltd. (in Chinese “ ”), and the lease, the Operating Company is now subject to the registration process with the local Real Estate Administration Authority and the registration may be completed after the Closing. Therefore, the parties thereto do not have the right of defence against a third person in the event any disputes arising out of or in relation to the Property Lease Contract occur notwithstanding the Property Lease Contract shall be in full force between the parties themselves. The same problem also exists for the Property Lease Contract entered into on July 12, 2006 between the leaser, Beijing Human Education Technology Co., Ltd. (in Chinese “ ”)and the lease, the PRC Subsidiary.

The car with the registered license No. Jing HD8961(the “Car”) will be transferred from the Operating Company to the PRC Susidiary pursuant to one of the Restructuring Agreements, i.e., the Assets Transfer Agreement. The amendment registration regarding the change of ownership of the Car with the relevant authority may be completed after the Closing. Before the completion of the registration, the Operating Company does not have the right of defence against a third person in the event of any disputes arising out of or in relating to the Car notwithstanding the Assets Transfer Agreement shall be in full force between the parties themselves.

Some accounts payable with the total amount of RMB 1,399,996.77 Yuan will be transferred from the Operating Company to the PRC Subsidiary pursuant to one of the Restructuring Agreements, i.e., the Asset Transfer Agreement. The prior approvals from all the concerned creditors may be obtained after the Closing.

Section 3.16(ii) Permits

The ICP Certificate (No. 050016) and the Internet Culture Operation Certificate (Wen Wang Wen [2005]007) held by the Operating Company are being updated due to the change of the registered address of Operating Company on April 30, 2005. The forgoing registration may be completed after the Closing.

Section 3.20 Interested Party Transactions

See Section 3.13 hereof.

Exhibit-I

Section 3.21(i) Intellectual Property Rights

The registered softwares held by the Operating Company are listed as follows:

No.	Name of the IPR	Certificate No.	Registration No.	Initial Publication Date
1	“Online game development engine” wangyoushen V1.0	Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. 024980	2004SR06579	2004.07.08

2	“Network Engineer” multimedia teaching software V1.0	Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. BJ0955	2004SRBJ0609	2004.07.30

3	“Perfect World” online game software V1.0	Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. BJ21460	2005SRBJ0449	2005.05.18

4	“Perfect World” 3D carton & animation development engine software V1.0	Software Copyrights Registration Certificate, Ruan Zhu Deng Zi No. BJ4303	2006SRBJ0495	2006.03.28

No.	Composition of the Trademark	Application Date	Application No	Class
1	Perfect World (picture)	2004.10.19	4315295	9

2	Perfect World (picture)	2004.10.19	4315296	16

Exhibit-I

3	Perfect World (picture)	2004.10.19	4315294	35

4	Perfect World (picture)	2004.10.19	4315293	42

5	Perfect World ( )	2004.5.11	4057078	38

6	Perfect World ( )	2004.10.19	4315292	41

7	World War ( )	2006.4.5	5264908	9

8	World War	2006.7.24	5264907	9

9	Dream World ( )	2006.3.8	5197511	9

10	Dream World ( )	2006.3.8	5197510	16

11	Legend of Martial Art ( )	2006.3.14	5211019	9

12	Legend of Martial Art ( )	2006.3.8	5197509	16

13	Remote Travel ( )	2004.11.24	4378537	9

In addition, the Operating Company has filed trademark applications for “ ” (“Zhu Xian”) and “ ” (“Bai Bian Xi Yau”) in classes of 9 and 16 respectively in May 2006 and have not received acceptance notices from the trademark burearu.

Exhibit-I

The domain names held by the Operating Company are listed as follows:

No.	Name of the Domain Name	Certificate	Registration Date	Expiration Date
1	world2.cn	CNNIC PRC National Top Domain Name Registration Certificate	2006.02.28	2008.04.08

2	world2.com.cn	CNNIC PRC National Top Domain Name Registration Certificate	2006.02.28	2008.04.08

The internet keyword held by the Operating Company:

No.	Name of the Internet Keyword	Certificate No.	Registration Date	Effective Term
1	Perfect World ( )	National Internet Key Word Registration Certificate, No. 20050708860361	2005.07.08	2005.06.22-2009.06.22

Section 3.23 Labor Agreements

Except for the Incentive Plan applicable to the Operating Company’s employees including Di He, Qing Li, Xiaoyan Lu and Qi Lan effective as of April 1, 2006 to March 31, 2007, neither the Company nor the Group Companies are a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement.

Section 3.25 specific Events

None.

Exhibit-I

EXHIBIT F

CAPITALIZATION TABLE

(With 50,000,000 total authorized shares)

( Immediately upon Closing )

Share Holding Structure		Pre-money		Post-money
				Pre-ESOP		Post-ESOP
		number of shares	% holdings	number of shares	% holdings	number of shares	% holdings
	Common Shares
	Perfect Human	9,239,714	58.27%	9,239,714	40.42%	9,239,714	36.75%
	Prosperous World	5,367,429	33.85%	5,367,429	23.48%	5,367,429	21.35%
	Sharon Wei	200,000	1.26%	200,000	0.87%	200,000	0.80%
	Fang Fang	50,000	0.32%	50,000	0.22%	50,000	0.20%
	Preferred Shares
	Perfect Human	500,000	3.15%
	Prosperous World	500,000	3.15%
	SAIF			8,000,000	35.00%	8,000,000	31.82%
	SAIF Common Shares
	SAIF			571,429	2.50%	571,238	2.27%
	ESOP
	The Company			1,714,286	7.50%	1,714,762	6.82%
	Total	15,857,143	100%	25,142,858		25,142,858	100%

Exhibit-F

EXHIBIT G

RESTRUCTURING AGREEMENTS

1.	Asset Transfer Agreement;

2.	Equity Pledge Agreement;

3.	Option Agreement;

4.	Operating Agreement;

5.	Exclusive Technology Consulting and Services Agreement;

6.	Power of Attorney; and

7.	Software License Agreement.

Exhibit-G

EXHIBIT H

BUSINESS PLAN

Exhibit-I

Business Plan

During the one-year period after the signing date, i.e. from September 2006 to August 2007, the company will expand quickly and number of employees will increase to about 500. It is predicted that five new games will be rolled out successively. Fruitful financial results will be achieved within this year. Business plan is as follows:

I. R & D plan

1. R & D team: currently, there are 142 R & D personnel, including 49 persons for planning, 16 persons for programming and 77 persons for art design. It is predicted that in 3-5 months to come, 15-20 new employees will be added. Until then, the number of R & D team members will be 155-160. This can guarantee that two to three games are developed simultaneously.

2. R & D projects

Project Name	Starting date of development	Testing date	Initial charging date
Legend of Martial Arts	July 2006	August 2006	October 2006
Perfect World (free)	April 2006	September 2006	November 2006
Baibian Xiyou	June 2006	December 2006	January 2007
World War	August 2006	February 2007	March 2007
Leisure Game (name to be determined)	October 2006	February 2007	May 2007
Perfect Martial Arts	February 2006	May 2007	July 2007

•	“Legend of Martial Arts”: Chinese Kong Fu background, 3D, Q version large-sized MMORPG game. It will be rolled out at the end of August. It is a promising great works.

•

“Perfect World” (free version): Chinese fanciful and illusory background, 3D, realistic large-sized MMORPG game. In order to meet the demands of overseas market, free version is developed on the basis of “Perfect World” charging version. This free version will also be launched in China in November.

•	“Baibian Xiyou”: “Journey to the West” background, 3D, Q version, bout-type MMORPG game.

•	“World War”: multicultural fanciful and illusory background (China and Europe), 3D, realistic large-sized MMORPG game. This will be another world-class product with a big investment.

•	“Leisure Game” (name to be determined): fashion sports subject, Q version MMORPG leisure game.

•	“Perfect Martial Arts”: Chinese Kong Fu background, 3D, realistic large-sized MMORPG game.

II. Operation plan

1. Operation team: current, there are 170 operation personnel. It is forecast that as 6 games are launched onto the market, operation team will quickly expand and the number of personnel will increase to about 350

2. Domestic market: domestic market is our most important market. We will continue to operate

Exhibit-I

independently developed online games by leveraging our advantages, including powerful operation team, effective publicity strategy, comprehensive marketing mode, healthy public relations and implementing the marketing strategy of famous star spokesman, online promotion, offline promotion and channels. Besides, we will enter relevant Internet leisure entertainment and mobile entertainment value-added fields based on our own development strength and user resources and through cooperation, in an effort to build China’s largest digital entertainment platform and provide diversified digital entertainment products and services for Chinese users.

3. International market: international market is an important market we are developing. Currently, the countries and regions “Perfect World” is already exported to include Taiwan, Japan and Vietnam; the countries and regions it will be exported to soon include Malaysia, Thailand, Singapore, Indonesia and Philippines; the countries and regions it is very likely to be exported to include South Korea and USA; the countries and regions it may be exported to after endeavors include Germany, France, Russia and South America. “Perfect World” will be a Chinese game to be exported to the biggest number of countries and regions. In addition, Q version online game “Legend of Martial Arts” that will be rolled out at the end of August will be smoothly exported to Taiwan, Japan, Vietnam, South Korea and other Asian countries by relying on the influence of Legend of Martial Arts TV play in Southeast Asia. It is also promising to have a position in European and American markets. Once products enter overseas market, follow-up products will quickly win overseas market by means of already established channels.

III. Profit forecast

It is predicted that the income between September 2006 and August 2007 is RMB 290.51 million and after-tax profits are RMB 130.95 million, detailed below:

Profit Forecast Analysis during September 2006 and August 2007

Unit: RMB ten thousand

Project expenses	Perfect World	Legend of Martial Arts	Baibian Xiyou	World War	Leisure Game	Perfect Martial Arts	Total
Sales income	7,569	10,748	4,508	3,052	2,254	920	29,051
Operating expenses	2,262	3,614	2,220	1,938	1,558	1,035	12,628
R & D expenses	224	224	196	434	400	280	1,759
Administration	15	15	13	33	28	14	117
Comprehensive enterprise taxes	378	537	225	153	113	46	1,453
After-tax profits (¥)	4,689	6,358	1,854	494	155	(455)	13,095
After-tax profits ($)	586	795	232	62	19	-57	1,637

Friday, August 25, 2006

Exhibit-I

EXHIBIT I

OPINION OF CAYMAN ISLANDS COUNSEL

Exhibit-I

OPINION OF BRITISH VIRGIN ISLANDS COUNSEL

Exhibit-I

EXHIBIT J

OPINION OF PRC COUNSEL

Exhibit-J

EXHIBIT K

INTELLECTUAL PROPERTY, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

Exhibit-K

EXHIBIT L

CURRENT LICENSES AND PERMITS OF THE OPERATING COMPANY

1.	Business license dated April 30, 2005 issued by the Beijing Administration for Industry and Commerce, pursuant to which the Operating Company is authorized to conduct internet information service business;

2.	Telecommunication and Information Services Operating License issued by the Beijing Municipal Telecommunications Administrative Bureau valid from June 6, 2005 to March 31, 2010, pursuant to which the Operating Company is authorized to provide information service through internet;

3.	Website Culture Operating License issued by the Ministry of Culture dated January 25, 2005, pursuant to which the Operating Company is authorized to produce and disseminate game products through internet;

4.	Certificate of Advanced Technology Enterprise dated March 29, 2004; and

5.	BBS Permit by the Beijing Municipal Telecommunications Administrative Bureau.

Exhibit-L